EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE REPORTS JANUARY & FISCAL 2003 SALES RESULTS

~ January Sales Increased 15%; Comparable Store Sales Increased 6% ~
~ Company Now Anticipates Fourth Quarter Earnings of Approximately $0.52 Per
Share Versus $0.09 Per Share Last Year ~

           Secaucus, New Jersey – February 5, 2004 – The Children's Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $39.6 million for the four-week period ended January 31, 2004, a 15% increase over sales of $34.4 million for the same period last year. Comparable store sales for the four-week period increased 6% versus a 20% decrease in January 2003. The Company closed two stores during the month.

           Sales for the thirteen-weeks ended January 31, 2004, were $234.6 million, a 19% increase from sales of $196.7 million for the same period last year. Comparable store sales increased 9% for the period versus a 19% decrease in the same period last year. During the fourth quarter, the Company opened four stores and closed two stores.

           For the fifty-two weeks ended January 31, 2004, total sales increased 19% to $797.9 million from $671.4 million last year. Comparable store sales for the year increased 4% versus a 16% decrease last year. The Company opened 53 stores in fiscal 2003, and closed five stores.

           The Company stated that in light of January sales and improved gross margin results it now anticipates earnings per share of approximately $0.52 for the fourth quarter, compared to earnings per share of $0.09 for the comparable quarter last year.

           In conjunction with The Children's Place January sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 12, 2004. To access the call, please visit the Company's website, www.childrensplace.com, or dial (402) 220-1182.

           The Children's Place plans to report full fourth quarter and fiscal 2003 results on Thursday, February 26, 2004. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company's website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Wednesday, March 3, 2004.

           The Children's Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the "The Children's Place" brand name. As of January 31, 2004, the Company operated 691 stores, including 649 stores in the United States and 42 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

           This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865

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